Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-254142 and 333-249065) on Form S-8 of our reports dated March 1, 2022, with respect to the consolidated financial statements of Corsair Gaming, Inc. and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

San Francisco, California

March 1, 2022